Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2021 RESULTS

•Quarterly revenues of $68.9 million, up 3% from prior year’s first quarter

•Both compensation costs and non-compensation costs lower than last year’s first quarter

•Continued accelerated debt reduction with $20 million discretionary repayment after quarter end

•Repurchased 972,766 shares of common stock and common stock equivalents during the quarter at an average price of $14.95 per share

•Recruited 2 Managing Directors to expand our M&A coverage of telecom and communications infrastructure and media sectors

•Recruited 3 Managing Directors for Private Capital Advisory and 2 other senior professionals to expand our capabilities in primary capital raising

NEW YORK, NEW YORK, April 29, 2021 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $68.9 million, net income of $2.1 million and diluted earnings per share of $0.09 for the quarter ended March 31, 2021.

The Firm’s first quarter 2021 revenues compare to revenues of $67.1 million in the comparable period in 2020, an increase of $1.8 million, or 3%. The Firm’s first quarter 2021 net income and diluted earnings per share compare to a net loss of $7.6 million and a loss per share of $0.40 for the first quarter 2020.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We achieved a solid revenue outcome on the heels of last quarter's record result. Market conditions are currently favorable for M&A, we are winning an increasing number of assignments and are benefiting from improved contributions from many regions and sectors that had been relatively quiet last year. Restructuring opportunities have declined as we expected, and we are refocusing our energies on assisting clients in financing transactions given robust market conditions. On the cost side, we demonstrated continued discipline on both compensation and non-compensation expenses, while our interest expense declined further. Our resulting cash flow allowed us to continue to accelerate the reduction of debt. Lastly, we have made good progress toward our recruiting goals and expect 2021 to be an important year of expansion for our business in both M&A and Private Capital Advisory,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $68.9 million in the first quarter of 2021 compared to $67.1 million in the first quarter of 2020, an increase of $1.8 million, or 3%. The increase in our revenues in the first quarter of 2021 as compared to the first quarter of 2020 resulted from an increase in merger and acquisition transaction completion fees, restructuring advisory fees and financing advisory fees, partially offset by a reduction in private capital advisory fees.

Recruiting Update

The Firm is announcing today several recruiting developments related to our global M&A business. Jennifer Fritzsche has joined the Firm in Chicago as a Managing Director focused on the telecom and communications infrastructure industry. Ms. Fritzsche spent 25 years at Wells Fargo where she was a leading equity research analyst focused on the telecom industry. She received a top ranking from Institutional Investor in the communications infrastructure space for 4 years. Gaurav Madan will join the Firm shortly in New York as a Managing Director focused on the media industry. Mr. Madan has spent the last 13 years at Goldman Sachs, where he has focused on M&A in the technology, media and telecommunication group. Shinichi Ono has joined the Firm as a Principal in Tokyo, where he will focus on M&A for Japanese companies. Mr. Ono joined us from GCA, an advisory-focused firm based in Japan.

In addition, we are announcing today several recruiting developments related to our global Private Capital Advisory business. Tom Donovan has joined us as a Managing Director based in Chicago who will lead a global team focused on primary capital raising. This business is a natural extension of the Firm’s existing business advising institutional investors as well as fund general partners on transactions in the secondary market for private equity investments. Mr. Donovan has 17 years of experience raising private capital and joined us from the capital raising specialist Mercury Capital Advisors, where he spent the past 3 years. Prior to that he worked in the capital raising groups at Lazard and Credit Suisse. Four individuals are joining Mr. Donovan as part of our initial senior team focused on primary capital raising. Ryan Carey will join us as a Managing Director in New York focused on eastern U.S. region distribution. Mr. Carey has been with Jefferies in a capital raising role for the past 4 years and prior to that spent 4 years with the capital advisory specialist firm Sixpoint Partners. Prior to that he was with HSBC and Merrill Lynch in similar roles. Paul Tam will join us as a Managing Director in San Francisco focused on distribution in the western U.S. region. Mr. Tam has more than 30 years of relevant investment banking experience and most recently spent 8 years focused on distribution at Mercury. Prior to that he spent 4 years at Brookfield in a capital raising role. Verena Jung will join us as a Principal based in London and focused on European distribution. Ms. Jung has been based in London with Mercury for 7 years in a European distribution role. Amani Teshome will join us from Mercury as a Vice President in New York focused on project management.

The Firm remains in dialogue with numerous additional candidates in the M&A and Private Capital Advisory businesses and expects to finalize additional recruits in the near term and throughout the year.

Including all Managing Directors whose recruitment we have announced to date, we have 70 client-facing Managing Directors as of this date. As of the beginning of 2021, we also had 70 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2021 were $61.7 million, which compared to $69.8 million of total operating expenses for the first quarter of 2020. The decrease in total operating expenses of $8.1 million, or 12%, resulted from both lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended March 31,
	2021	2020
	(in millions, unaudited)
Employee compensation and benefits expenses	$47.3	$54.4
% of revenues	69%	81%
Non-compensation operating expenses	14.4	15.4
% of revenues	21%	23%
Total operating expenses	61.7	69.8
% of revenues	90%	104%
Total operating income (loss)	7.2	(2.7)
Operating profit margin	10%	NM

Compensation and Benefits Expenses

Our employee compensation and benefits expenses of $47.3 million in the first quarter of 2021 compare to $54.4 million for the first quarter of 2020. The decrease in expense of $7.1 million, or 13%, is principally due to a lower incentive compensation charge for the quarter. The ratio of compensation to revenues was 69% for the first quarter of 2021 as compared to 81% for the same period in the prior year.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended March 31, 2021, our non-compensation operating expenses of $14.4 million decreased by $1.0 million, or 7%, compared to $15.4 million in the same period in 2020. During the first quarter of 2021, the benefit of minimal travel expense due to the global pandemic was partially offset by the recognition of a foreign exchange loss as compared to a foreign exchange gain in the same period in the prior year.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2021 were 21% compared to 23% for the same period in 2020.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended March 31, 2021, we incurred interest expense of $3.2 million as compared to $4.8 million for the same period in 2020. The decrease of $1.6 million related to both a lower market borrowing rate and lower borrowings outstanding.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the three months ended March 31, 2021, we recognized an income tax expense of $1.9 million as compared to $0.1 million for the same period in 2020.

The income tax expense recorded for the three months ended March 31, 2021 and 2020 included charges of $0.9 million and $1.8 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective income tax rate for the quarters ended March 31, 2021 and 2020 would have been 26% and 22%, respectively.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2021, we had cash and cash equivalents of $87.9 million and term loan debt with a principal balance of $326.9 million.

During April 2021, we made a voluntary principal repayment of $20.0 million on our term loan. Our next required principal payment is due in March 2023.

During the first quarter of 2021, we repurchased in the open market 337,739 shares of our common stock at an average price of $14.81 per share, for a total cost of $5.0 million. In addition, during the first quarter of 2021, we repurchased 635,027 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $15.03 per share, for a total cost of $9.5 million.

For the period through January 31, 2022, our Board of Directors has authorized $50.0 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of March 31, 2021, we have $35.5 million remaining under that authorization. Going forward, we intend to balance further debt repayment with prudent share repurchases subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, use of cash for debt repayments, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on June 16, 2021 to common stockholders of record on June 2, 2021.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, April 29, 2021, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s first quarter 2021 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 6458450. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10154965.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2020 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2021	2020
Revenues	$68,924	$67,099

Operating Expenses
Employee compensation and benefits	47,292	54,360
Occupancy and equipment rental	4,397	5,346
Depreciation and amortization	787	599
Information services	2,358	2,405
Professional fees	2,196	2,322
Travel related expenses	192	2,388
Other operating expenses	4,477	2,350
Total operating expenses	61,699	69,770
Total operating income (loss)	7,225	(2,671)
Interest expense	3,208	4,783
Income (loss) before taxes	4,017	(7,454)
Provision for taxes	1,933	119
Net income (loss)	$2,084	$(7,573)

Average shares outstanding:
Basic	19,675,536	18,904,965
Diluted	23,700,175	18,904,965
Earnings (loss) per share:
Basic	$0.11	$(0.40)
Diluted	$0.09	$(0.40)